Exhibit 5.1

June 7, 2016

DCP Midstream Partners, LP
370 17th Street, Suite 2500
Denver, Colorado 80202

Re: Registration Statement on Form S-8 for DCP Midstream Partners, LP 2016 Long-Term Incentive Plan

Ladies and Gentlemen:

I am the Vice President, General Counsel and Secretary of DCP Midstream GP, LLC, a Delaware limited liability company, the general partner of DCP Midstream GP, LP, a Delaware limited partnership, the general partner of DCP Midstream Partners, LP (the “Partnership”). I have acted as counsel to the Partnership in connection with the filing of the Partnership’s Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), providing for the registration of 900,000 common units representing limited partner interests in the Partnership (the “Common Units”) issuable under the DCP Midstream Partners, LP 2016 Long-Term Incentive Plan (the “Plan”). This opinion letter is furnished to you in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act with respect to the issuance of the Common Units.

As counsel, I have examined such matters of fact and questions of law as I have considered appropriate for purposes of this opinion letter. In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy, and completeness of the documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies, and the authenticity of the originals of such copies. As to questions of fact material to this opinion letter, I have relied, to the extent that I deem such reliance proper, upon certificates of public officials and assurances of officers or other representatives of the general partner of the Partnership. I am opining herein as to the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) and express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is my opinion that when the Common Units shall have been issued by the Partnership in the circumstances contemplated by and in accordance with the Plan and duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients, assuming in each case that the individual grants or awards under the Plan are duly authorized by all necessary limited partnership action of the Partnership and duly granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the Common Units will be validly issued and, under the Delaware Act, recipients of the Common Units will have (a) no obligation to make further payments for their receipt of Common Units or contributions to the Partnership solely by reason of their ownership of Common Units or their status as limited partners of the Partnership and (b) no personal liability for the obligations of the Partnership solely by reason of being limited partners of the Partnership.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Michael S. Richards